UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On March 23, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by the Minneapolis/St. Paul Business Journal:

Activist investor: $7B Kohl's real estate portfolio is 'hugely underoptimized.' Here's a look at the department store's US footprint.

Minneapolis/St. Paul Business Journal

By Ashley Fahey

March 23, 2022

As speculation is mounting that a number of groups are lining up to buy Menomonee Falls, Wisconsin-based department-store chain Kohl's Corp. (NYSE: KSS), questions about the company's real estate portfolio have been raised.

Activist investment firm Macellum Capital Management LLC, a Kohl's shareholder, is locked in a battle with the company to gain control of its board. In a letter to shareholders dated Jan. 18, Jonathan Duskin, CEO of Macellum, called for myriad changes to the company's oversight and leadership, citing company underperformance.

More recently, Macellum has mailed proxy materials and a letter to shareholders, urging them to elect the firm's full slate of board candidates at the Kohl's annual shareholder meeting in May.

In a March 21 letter to shareholders with proxy materials, the Kohl's board of directors called Macellum's efforts "unjustified and unwarranted and highly concerning," and said the firm's intentions to engineer short-term financial actions could damage the long-term future of the company.

Kohl's also said Monday it had received multiple preliminary indications of interest in acquiring the company, and the board had authorized Goldman Sachs Group Inc. (NYSE: GS) to coordinate with bidders on due diligence. Bidders are rumored to include Canadian holding company Hudson’s Bay Co.; New York private equity firm Sycamore Partners LLC; Newport Beach, California-based Acacia Research Corp. and Leonard Green & Partners LP, a private equity firm headquartered in Los Angeles.

Real estate concerns

The department-store chain's real estate holdings, in particular, have been cited as a key contention point for Macellum.

Kohl's net property and equipment at the end of the fourth quarter totaled $7.3 billion, according to the company's balance sheet in financial statements released as part of the company's Q4 earnings release this month.

Duskin, in the January letter to shareholders, made reference to an "opportunity cost" of letting $7 billion to $8 billion of Kohl's-owned real estate sit idle on its balance sheet.

Specifically around Kohl's real estate holdings, Duskin said in an interview with The Business Journals he feels the company's portfolio is "hugely under-optimized."

Most retailers today opt to lease rather than own their real estate, he continued. Among other things, his firm is pushing for Kohl's to move to an asset-light model and do something accretive with the proceeds from selling its real estate, which could take the form of a sale-leaseback deal.

In the investor letter earlier this year, Duskin said sale-leasebacks of Kohl's-owned real estate could increase company earnings per share by 55%.

"Neighborhoods change, highways change, the demographics change," Duskin told The Business Journals. "It’s hard to think they’re locked into this real estate footprint instead of being in a 10-year lease to reassess that."

A spokesperson for Kohl's referred to the company's Investor Day materials when asked about its real estate strategy, including whether it would pursue sale-leasebacks for stores it owns, and said the company had nothing additional to share at the current time.

A source familiar with Kohl's told the Milwaukee Business Journal if a sale-leaseback is done at a huge cost for the company, it could make Kohl’s more vulnerable to economic swings.

Radnor, Pennsylvania-based CRED iQ, a commercial real estate data analytics and software company, recently analyzed Kohl's U.S. real estate footprint. It found Kohl’s operated about 1,165 stores, as of January, and owned 35% of the real estate for those locations.

Unlike other department stores, most Kohl's stores are not in enclosed malls, but serve as anchor tenants in open-air strip centers. In fact, about 81% of Kohl's stores anchor smaller strip centers, CRED iQ found.

Among stores that Kohl's leases, nine that CRED iQ identified are expected to have loan expirations this year, including three active commercial mortgage-backed securities loans analyzed by the platform that show $167.3 in outstanding debt.

In the event of a company sale, it's not certain what, if anything, would happen to Kohl's existing real estate. But the possibility of sale-leasebacks or store closures wouldn't be out of the question, which could ultimately have ripple effects on the retail centers where those stores operate today.

Jill Timm, Kohl's chief financial officer, said during the company's Q4 earnings call on March 1 that 99% of its stores are cash-flow positive.

In response to an analyst question about the company's real estate, Timm said the company's stores are "incredibly healthy."

"(The stores) generate a lot of cash, and there's other ways for us to monetize value out of those stores by continuing to drive sales there by using them for our omnichannel services and really servicing our customer with the level of convenience that affords us," Timm said. "There's other ways for us to find, I think, capital in a more economic way than having to leverage our real estate at this time."

Duskin said he didn't think mass store closures — a hallmark of the retail apocalypse narrative for more than a decade now — would be necessary but said Kohl's stores could be more profitable than they are now.

At its Investor Day, Kohl's disclosed its plan to open at least 100 smaller-format stores in the next four years. It's not clear whether those stores would be owned, leased or a mix of both.

Duskin said Kohl's has talked about a small-format chain for about a decade but it hasn't happened yet.

"Should Kohl’s be growing the chain with a small-format store? I don’t know if it’s a good or bad idea," he continued. "There’s obviously an opportunity to be in smaller markets. If they can do it accretively, we’d be supportive of it."

Item 2: On March 23, 2022, Macellum Badger was quoted in the following article published by Wisconsin Public Radio:

Pressure for changes in Kohl's corporate operation intensifies

Wisconsin Public Radio

By Christine Hatfield

March 23, 2022

Activist investors seek to take over company board

Kohl's Corp. said it's still working with would-be buyers of the company, as tensions continue to mount over the future of the department store chain.

On Monday, Kohl's said in a statement the financial advisor group Goldman Sachs is coordinating with certain bidders "to assist with further due diligence so that they have the opportunity to refine and improve their proposals."

Last month, the company outright rebuffed the offers it had received up to that point, saying those offers didn't properly reflect the value of the chain. According to Reuters, Acacia Research Group offered $64 a share for the business, while Sycamore Partners prepared an offer of $65 a share.

Hart Posen, a professor of management and human resources at the University of Wisconsin-Madison, said while concerns of negative effects from a buyout aren't unfounded, he sees it as a positive story in an industry that has had few positive stories in the past decade.

"This is all happening because Kohl's is, of department store retailers, one of the best positioned department store retailers," Posen said. "This is (a) department store that has real potential. Some folks think they can pull more out of it, which may or may not be true."

Activist investors such as the hedge fund Engine Capital have pushed back against the Kohl’s board’s decisions, saying shareholders should be the ones to make a decision about a sale of the business. Engine Capital last year called for the company to consider spinning off its e-commerce business.

Posen said that would be "the mistake of the century," and that such a move would come from an outdated mindset.

"Folks saw brick and mortar competing, as competing with online," Posen said. "Now the best players don't see that, they see this as an omnichannel thing where the online and the brick and mortar have to work together."

The Milwaukee Business Journal reported Monday the bidders for the company include multiple private equity firms and companies backed by hedge funds, as well as Hudson's Bay Co., which owns the chain Saks Fifth Avenue.

Wisconsin Public Radio previously reported retail analysts said the approaches private equity firms would look to take with the company, such as selling the real estate it owns and then leasing it back, would emphasize short-term gains while creating more financial burdens in the long term.

"The jettisoning off of the real estate is just a financial thing," Posen said. "It will not help any core business problems."

The view from Menomonee Falls

Dave Glasgow is village board president in Menomonee Falls, where Kohl's is based. He said the company has had a profound impact on the village.

"They have been one of our biggest, most generous contributors to various causes," Glasgow said.

Glasgow said he hopes the business is able to stay where it is.

"It's sad for me to see what's going on," Glasgow said."I obviously hope the best, you hope everything works out, and they can settle down and get through all this, but they've just been nothing but a phenomenal corporate citizen in our area."

Kohl's employs roughly 4,000 people at its Menomonee Falls headquarters. It's not clear whether that would change if the corporation ends up under new ownership.

"You can't swing a chicken without hitting someone from, say, GE Healthcare or Kohl's in the area," Glasgow said. "That's how big they are ... As far as the community goes, they're a big player."

Posen said while it's "very hard to tell" whether Kohl's might move out of Wisconsin if it were bought out, he said he doesn't see the company's base of operations moving.

"There's a possibility that it will affect corporate operations in Greater Milwaukee, but I don't think there's any strong worry about that at the moment," Posen said.

Differing perspectives on the road ahead

Also up in the air is the future of the company's board of directors. Shareholders are set to vote on the makeup of the board at an annual meeting May 11.

The activist investment firm Macellum Advisors has offered a slate of nominees to take over the board, saying the chain has stagnated in sales while losing market share.

"Kohl’s has the potential to thrive in today’s evolving retail landscape," the letter reads. "(H)owever, we feel strongly that substantial change to the Board is required to turnaround the Company."

Kohl's, in announcing the shareholders meeting, called the move "unjustified and unwarranted." In a letter to shareholders, the company said Macellum's intentions for short-term financial gain could undermine the chain's future.

Company CEO Michelle Gass laid out the chain's plans for the future in a presentation to investors on March 7, including its intentions to pivot away from its current department store image.

"Kohl's is undergoing a significant transformation of our business model and brand to be the retailer of choice for the Active and Casual lifestyle," Gass said in a statement.

Posen said the "department store" term "connotes sort of this old-timey kind of thing" in an age where retailers need to be competing with Amazon and other online outlets.

"While they might not want to be called department stores, they still function very much like department stores," Posen said.

The statement said the company is looking to open more than 100 new smaller stores in the next few years, grow its digital business and roll out its partnership with the beauty brand Sephora to more stores.

As of last year, Kohl’s Corp. employed around 110,000 people. While it missed expectations for holiday sales last year, the company forecasts 2022 sales and profits will come in above expectations.

Kohl's stock finished Tuesday's trading at $61.89, with the stock value having increased more than 16 percent in the last month.

Kohl’s management and Macellum have both set up websites sharing their respective thoughts on what the company’s future should look like from a shareholder perspective.

Item 3: On March 22, 2022, Macellum Badger uploaded the following materials to https://KeepKohlsAccountable.com:

Item 4: On March 23, 2022, Macellum Badger was quoted in the following article published by Women’s Wear Daily:

Why Hudson’s Bay Co. Wants Kohl’s Corp.

Women’s Wear Daily

By David Moin

March 23, 2022

The Toronto-based Hudson's Bay is a leading bidder for Kohl's but has some competition.

Last week’s disclosure that Hudson’s Bay Co. is bidding for Kohl’s Corp. came as a surprise, yet there appears to be plenty of rationale for a deal.

Richard Baker, the governor, chairman and chief executive officer of the Toronto-based HBC, is a risk taker, a shrewd dealmaker, and he knows real estate well and how to shine a light on the hidden values in a company. He’s been in the business of buying, operating and selling department store retailers and retail real estate.

“Richard Baker needs another revenue stream for Hudson’s Bay,” said one retail expert who requested anonymity. “There is only so much growth potential left in Saks and in Hudson’s Bay,” which operates strictly in Canada, while Saks operates in the U.S. and Canada.

“A deal for Kohl’s would give Baker something to play with other than Saks and Hudson’s Bay,” said another retail source. “You can bet Baker is looking at the Kohl’s real estate. He could sell off some of it. Amazon and others are looking for additional properties they could use for warehouses.”

Some reports value Kohl’s real estate at $8 billion, higher than the company’s current market cap of around $7.8 billion. Bidding action on Kohl’s has pushed the stock price up.

Hudson’s Bay could bring the Menomonee Falls, Wisc.-based Kohl’s to Canada, though that market is roughly one-tenth the size of the U.S. and it’s limited, and Kohl’s, with its moderate prices, could cannibalize sales at The Bay department stores that are throughout Canada. Expanding U.S. retail into foreign countries is never easy, and most often unsuccessful. Target’s foray into Canada failed, and Nordstrom and Saks Fifth Avenue locations in Canada have reportedly not all lived up to expectations.

There could be back-of-the-house synergies obtained by integrating Kohl’s into HBC, and if a deal is consummated, HBC could consider splitting Kohl’s dot-com and brick-and-mortar stores businesses into separate companies. Kohl’s management has rejected that idea but has been under pressure from activist shareholders to consider the possibility and other strategic alternatives, including selling the company. Macellum Advisors, which has a 5 percent stake in Kohl’s, has been most critical of the retailer’s financial performance and management.

Baker, along with Marc Metrick, CEO of Saks.com, engineered the split up of the physical stores and dot-com businesses of HBC’s Saks, Saks Off 5th and Hudson’s Bay divisions. The moves enabled HBC to attract investors and improve assortments technology, and web experiences, and recruit some talent. HBC hopes to ultimately take Saks.com public, mirroring the IPO of Mytheresa.com a year ago.

There’s another reason why HBC would pursue Kohl’s: Baker’s ambition to grow HBC by obtaining the Neiman Marcus Group and combining it with Saks Fifth Avenue to create a luxury empire in the U.S., has not been realized, despite years of on-and-off talks between the companies. Last year’s bankruptcy of the Neiman Marcus Group and its restructuring out of Chapter 11 proceedings via a debt-for-equity deal gave NMG new owners, making the possibility of an HBC merger with NMG more remote.

HBC has had mixed success with retail operations. It was unable to turn around Lord & Taylor and Fortunoff’s, which were both shut down, though they were struggling prior to HBC’s ownership, and HBC pulled out of Europe after buying and selling Kaufhof in Germany. A handful of Hudson’s Bay and Saks Off 5th stores established in Europe were short-lived and closed after HBC pulled out of Germany.

Still, HBC made a $1 billion cash profit by buying Kaufhof for $2.5 billion and selling it for $3.5 billion. That money was used to take HBC private. HBC also profited from the sale of Lord & Taylor real estate, and sources close to HBC told WWD that there has been growth at Hudson’s Bay and at Saks Fifth Avenue, largely through expanding dot-com operations and better merchandising. Saks Off 5th is also growing its assortment and elevating its marketing.

Sources told WWD that the Kohl’s auction process has entered a second phase, and a few months will pass before a resolution. A deal is likely in the high $60 or $70 per share range. Bids received so far are said to be in the mid $60 range. Kohl’s stock is currently trading at just over $60.

HBC and other reported bidders — Sycamore Partners, a private equity firm that has Belk, Loft, Express, Hot Topic, Ann Taylor and other retailers in its portfolio; Leonard Green & Partners, a private equity firm that has been active in the retail sector, and Starboard Value’s Acacia Research Corp. — believe Kohl’s has potential for greater profitability and sales.

Kohl’s fourth-quarter net income declined 13 percent to $299 million and was impacted by inventory shortages, slowed traffic due to Omicron and some tax implication. Operating income, which eliminates the impact of the tax difference, was up 42 percent to $450 million in the last quarter.

For the year, the net reached $938 million, compared to a loss of $163 million in 2020, which was more heavily impacted by the pandemic. Revenues reached $19.43 billion, below the $19.97 billion generated in 2019, but ahead of the $15.96 billion generated in 2020.

Kohl’s generated about $6 billion in volume online, or just under 30 percent of its total volume in 2021, and has stated intentions to grow online revenue to $8 billion annually.

Under the leadership of CEO Michelle Gass, Kohl’s has implemented several growth strategies that haven’t fully kicked in yet and could bear fruit in the future, namely the rollout of Sephora shops inside Kohl’s, the addition of several high-profile brands such as Calvin Klein and Tommy Hilfiger, the plans to open 100 new stores over the next four years, on top of the 1,100 or so already operating, and digital growth. Kohl’s has about 200 Sephora shops installed in its stores, and plans to have Sephora in 850 stores by 2023.

“Kohl’s is going to blossom if you leave Michelle Gass alone,” said veteran retail analyst Walter Loeb. “They are going to get $2 billion out of Sephora. There is a clear direction to be an active and casual destination, and they are opening 100 stores. I think Kohl’s will try to have more locations in center cities, like Target has. There is so much space available in center cities so why not put a Kohl’s in there? Smaller stores in more urban areas would be more productive.”

Kohl’s stores aren’t the most exciting retail theater. Yet they are easy to shop with simple, one-level floor plans. They’re also accessible, having off-mall locations primarily in strip centers so you can drive right up to them. Kohl’s is also associated with offering value and discounts, and with its strong loyalty program and popular Kohl’s Cash rewards.

Speculation that HBC would partner with Sycamore on a deal for Kohl’s is believed to be false. Sources said HBC placed its own bid, as did Sycamore. Kohl’s has acknowledged there have been bids submitted but has not identified the bidders.

“I like Kohl’s as a company. I happen to think there is a lot of opportunity at Kohl’s,” said one former retail captain. “A lot of Michelle’s ideas and strategies are quite good. Sephora will be a home run. And there could be opportunities in the real estate market involving some financial re-engineering,” meaning monetizing the real estate to boost profitability while unloading some less profitable locations. “There is also still a lot of opportunity in product. I think it’s still too basic versus fashion. For HBC, this could be a great acquisition.”

“So far, I believe the bids are relatively low,” Loeb said. “It’s a question of whether someone wants to bid aggressively and spend more money. If a deal happens, it maybe could work but only if they keep Michelle and all the merchants in place, though typically the new owners try to put in their people in.”

On Monday, Kohl’s characterized the bids received as “non-binding and without committed financing,” as reported. The retailer said it is engaged in a “robust” review of certain bids to acquire the company and is giving the bidders an opportunity to refine their offers.

Kohl’s said in a statement that Goldman Sachs has been authorized to “coordinate with select bidders who have submitted indications of interest to assist with further due diligence so that they have the opportunity to refine and improve their proposals and include committed financing and binding documentation.”

On Tuesday, Macellum issued a letter to shareholders urging them to vote for the 10 individuals Macellum has nominated for the Kohl’s board, which would wipe out the existing board and create a new one. Kohl’s, meanwhile, is urging shareholders to stick with the existing board. Shareholders will vote on the board at the Kohl’s annual meeting scheduled for May 15.

Macellum also expressed doubts about the company’s growth strategies, “We believe the board is allowing management to embark on a high-risk strategy that leaves little margin for error,” Macellum said in its letter. “While we agree having Sephora will help drive traffic to the stores, our concerns are centered around the cost required to do so and the ultimate earnings accretion of this initiative.”

Macellum wrote, “The board’s unwillingness to meaningfully monetize any of the company’s approximately $8 billion in real estate is clear evidence, in our mind, that the current directors are only concerned with maintaining the status quo, rather than creating meaningful shareholder value.”

Macellum has proposed a slate of 10 nominees to the retailer’s board and has been vociferous in its criticisms of Kohl’s management, contending it’s been unable to create sufficient value for shareholders and that the company is underperforming its peers. Macellum has been pushing Kohl’s to sell the business or possibly reengineer it by splitting the dot-com and store operations into separate companies.